AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

     This is an Amendment to the Investment Advisory Agreement made and entered into between INVESCO Variable Investment Funds, Inc. a Maryland corporation (the "Fund") and INVESCO Funds Group, Inc., a Delaware corporation (the "Adviser") as of the 30th day of August, 1999 (the "Agreement").

     WHEREAS, the Fund and the Adviser are affiliated companies; and

     WHEREAS, the Fund desires to amend the existing advisory fees that it pays to the Adviser for the management of some of the Fund's separate portfolios of investments, the INVESCO VIF - Blue Chip Growth Fund, the INVESCO VIF - Dynamics Fund, the INVESCO VIF - Equity Income Fund, the INVESCO VIF - Health Sciences Fund, the INVESCO VIF - High Yield Fund, the INVESCO VIF - Real Estate Opportunity Fund, the INVESCO VIF - Small Company Growth Fund, the INVESCO VIF - Technology Fund, the INVESCO VIF - Total Return Fund, and the INVESCO VIF - Utilities Fund (each a "Fund");

     NOW, THEREFORE, in consideration of the premises and mutual covenants contained in the Agreement, it is agreed that the first paragraph of the provisions in paragraph 4 of the Agreement entitled "Compensation of the Adviser" is hereby amended to read as follows:

          For the services rendered and the charges and expenses to be assumed by the Adviser hereunder, the Fund shall pay to the Adviser and advisory fee which will be computed on a daily basis and paid as of the last day of each month, using for each daily calculation the most recently determined net asset value of each Portfolio of the Fund, as determined by valuations made in accordance with each Portfolio's procedure for calculating the Portfolio's net asset value as described in each Portfolio's Prospectus and/or Statement of Additional Information. For the INVESCO VIF - Blue Chip Growth Fund the advisory fee is computed at the annual rate of 0.85% of the Fund's average net assets. For the INVESCO VIF - Dynamics Fund, INVESCO VIF
     - Equity Income Fund, INVESCO VIF - Health Sciences Fund, INVESCO VIF - Small Company Growth Fund, INVESCO VIF - Technology Fund, and INVESCO Total Return Fund, the advisory fee is computed at the annual rate of 0.75% of each Fund's average net assets. For the INVESCO VIF - High Yield Fund and INVESCO VIF - Utilities Fund, the advisory fee is computed at the annual rate of 0.60% of each Fund's average net assets. For the INVESCO VIF - Real Estate Opportunity Fund, the advisory fee is computed at the annual rate of 0.90% of the Fund's average net assets. For the INVESCO VIF - Financial Services Fund, INVESCO VIF - Market Neutral Fund and INVESCO VIF - Telecommunications Fund, the advisory fee is computed at the annual rate of 0.75% of each Fund's average net assets.
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IN WITNESS WHEREOF, the parties have executed this Agreement effective as of this 15th day of June, 2001.



                                    INVESCO FUNDS GROUP, INC.


                                    By: /s/ William J. Galvin
                                        -------------------------
                                        William J. Galvin,
                                        Senior Vice President
ATTEST:


/s/ Glen A. Payne
------------------------
Glen A. Payne,
Secretary


                                    INVESCO VARIABLE INVESTMENT
                                      FUNDS, INC.


                                    By:  /s/ Ronald L. Grooms
                                         -------------------------
                                         Ronald L. Grooms,
                                         Treasurer & Chief Financial &
                                         Accounting Officer
ATTEST:


/s/ Glen A. Payne
------------------------
Glen A. Payne,
Secretary